                                                                                        Exhibit 99.1

Contact: Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT’S ORIGINATION SUBSIDIARY TO ACQUIRE
WHOLESALE LENDING DIVISION OF NEW YORK MORTGAGE
COMPANY

Wholesale Origination Operation and Senior Management to Expand Capabilities
of Franklin’s Tribeca Lending Subsidiary

NEW YORK, February 15, 2007 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News) (“Franklin”) today announced that its wholly-owned origination subsidiary, Tribeca Lending, has entered into a definitive agreement with The New York Mortgage Company, LLC (“NYMC”) to acquire its wholesale mortgage origination operation, which includes offers of employment to approximately 60 sales and processing personnel located in Bridgewater, New Jersey.

“We are pleased to announce that Richard Payne, who is currently responsible for New York Mortgage Company’s wholesale lending division, will become the new President of our Tribeca origination subsidiary,” stated Gordon Jardin, Chief Executive Officer of Franklin Credit Management Corporation. “The addition of New York Mortgage Company’s experienced wholesale lending organization will enable us to build on our Liberty Loan origination model for borrowers with serious financial difficulties, as the Bridgewater team has extensive experience in all types of mortgage origination products. A doubling in the size of our experienced origination sales force will allow Tribeca to quickly and efficiently target a broader range of brokers and customers for our Liberty Loan production.”

“The addition of Dick Payne and his operations chief, Joseph Gorton, along with their quality processes and cohesive wholesale team, will allow us to further expand our Liberty lending business,” commented Tom Axon, Chairman of Franklin Credit Management Corporation.

Tribeca will pay approximately $485,000 for the associated fixed assets and intellectual property and will assume the lease obligation for the Bridgewater office facility. In addition, Tribeca will take over the existing pipeline of “Alt A” loans (loans on the credit scale between prime and subprime where the borrower possesses a strong credit history but is in need of non-traditional underwriting and processing) upon closing of the transaction. Thereafter, Tribeca will pay NYMC 50 basis points for each loan in the acquired pipeline that is subsequently closed by Tribeca, an amount that is estimated to total $150,000 to $200,000. Tribeca will not purchase any closed loans or other assets from NYMC, nor assume any liabilities other than the Bridgewater lease.

“Dick Payne and his team will review and evaluate the potential for operating synergies upon completion of this transaction, and we believe our new scale can improve and expand Tribeca’s Liberty loan production volumes and accelerate recurring revenue growth,” commented Paul Colasono, Franklin’s Chief Financial Officer. “They will also review processes and procedures in order to eliminate any possible areas of overlap and boost operating efficiencies.”

This transaction is anticipated to close in about one week.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (v) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vi) the status of the Company’s regulatory compliance; and (vii) other risks detailed from time to time in the Company’s

SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.